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Exhibit 99.1

                       FUTURELINK COMPLETES ACQUISITION OF
                        TORONTO-BASED CHARON SYSTEMS INC.

                - FUTURELINK EXTENDS SERVER-BASED COMPUTING AND
        APPLICATION SERVICE PROVIDER REACH IN CANADIAN BUSINESS MARKETS -

IRVINE, Calif. & TORONTO, Canada - June 19, 2000 -- FutureLink Corp. (Nasdaq:
FTRL), one of the first application service providers (ASP), today announced that it has completed the acquisition of privately-held Charon Systems Inc. ("Charon"), a leading provider of systems integration and Citrix(R)-based IT services solutions, for a total consideration of $21.4 million ($32 million Cdn) for 100% of Charon. Charon had revenues of $13.3 million ($20 million Cdn) in the calendar year 1999 and $11.6 million ($17.4 million Cdn) in the calendar year 1998.

The valuation under the initial definitive agreement, which was signed on February 3, was reduced based upon an agreement between both companies to reflect the subsequent decline in market values for technology companies. Under the terms of the new agreement, FutureLink will pay $667,000 ($1.0 million Cdn) in cash and $4,333,000 ($6.5 million Cdn) in short term notes, in addition to issuing 2.2 million FutureLink shares. Under the terms of the initial agreement, FutureLink was to have paid a total consideration of $31.3 million ($45 million
Cdn) consisting of $6.95 million ($10 million Cdn) in cash and 1.073 million shares of FutureLink common shares.

"This acquisition gives us a springboard into the Canadian ASP marketplace, especially business-centric cities such as Toronto," said Philip R. Ladouceur, Chairman and chief executive officer of FutureLink. "Charon is a leading Citrix-based solutions provider with expertise in e-Business software development and ERP financial systems. As such, it fits with our strategy of leveraging server-based computing business to provide a platform for ASP growth. We look forward to working with our new employees in realizing this potential."

"The acquisition of Charon is part of FutureLink's plan to scale its business throughout North America and Europe, and follows six acquisitions that have been completed over the past nine months," concluded Mr. Ladouceur. "With Charon added to our existing operations, FutureLink is now well positioned to provide national coverage of the expanding Canadian server-based computing and ASP markets."


ABOUT FUTURELINK

FutureLink, The Application Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.


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FutureLink's ASP Division provides businesses with off-site, Internet-based computing. The company's Server-Based Computing Division builds application server farms and provides Microsoft application server software integration services. With server-based computing solutions, FutureLink customers manage their own server farms while utilizing FutureLink's consulting expertise. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company, including the completion of any acquisition transaction or the achievement of future operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

FutureLink, the FutureLink logo and The Application Utility Company are trademarks and/or registered trademarks of FutureLink, Inc. All other products and services are the trademarks and/or registered trademarks of their respective owners.

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